                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  January 16, 1998




                     CRESCENT REAL ESTATE EQUITIES COMPANY
            (Exact name of Registrant as specified in its Charter)



           Texas                     1-13038                     52-1862813
  (State of Organization)     (Commission File Number)         (IRS Employer
                                                          Identification Number)

      777 Main Street, Suite 2100
           Fort Worth, Texas                                       76102
(Address of Principal Executive Offices)                         (Zip Code)


                                (817) 877-0477
             (Registrant's telephone number, including area code)

     On January 27, 1998, Crescent Real Estate Equities Company (the "Company") filed a Form 8-K dated January 16, 1998 (the "Original 8-K") containing a description of certain proposed transactions in Item 5 thereof. The Company filed a Form 8-K/A on February 13, 1998 to revise and restate the disclosure contained in Item 5 of the Original 8-K and to provide certain related financial information in Item 7. This Form 8-K/A further amends the Original 8-K to revise and restate the disclosure contained in Item 5 and to provide updated pro forma financial statements in Item 7(b).



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
Item 5. Other Events.


     General. On January 16, 1998, Crescent Real Estate Equities Company (collectively with its subsidiaries, the "Company") entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which Station Casinos, Inc. ("Station") will merge with and into the Company (the "Merger"). The Merger Agreement also provides for certain alternative structures to facilitate the combinations of the businesses of the Company and Station. As a result of the Merger, the Company will acquire the real estate and other assets of Station, except to the extent operating assets are transferred immediately to the Merger, as described below. The Merger and the related transactions are expected to be completed in the fourth quarter of 1998.

     It is presently anticipated that, as part of the transactions associated with the Merger, but immediately prior to the Merger, certain operating assets and the employees of Station will be transferred to a new limited liability company (the "Station Lessee"). The Station Lessee will be owned 50% by Crescent Operating, Inc. or another entity designated by the Company, 24.9% by a newly formed entity (the "Management Entity") owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate newly formed entity owned by other members of Station management (the "Secondary Management Entity"). It is anticipated that the Station Lessee will operate four full-service casino/hotels and two riverboat casinos (collectively, the "Casino/Hotel Properties") currently operated by Station pursuant to a lease with the Company. The lease will have a 10-year term, with one five-year renewal option. The lease will provide that the Station Lessee is required to maintain the properties in good condition at its expense. The Company will establish and maintain a reserve account to be used under certain circumstances for the purchase of furniture, fixtures and equipment with respect to the properties, to be used from time to time to replace furniture, fixtures and equipment. The lease will provide for base and percentage rent but the amount of the rent has not yet been determined. Under the lease, the Company will have a right of first refusal to acquire, and thereafter to include under the lease, any additional casino and/or hotel properties which the Station Lessee desires to acquire.


     In order to effect the Merger, the Company will issue .466 of its common shares of beneficial interest, par value $.01 per share (the "Common Shares") for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the Merger. In addition, the Company will create a new class of preferred shares (the "Preferred Shares") which will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger.

     The total value of the Merger transaction, including the Company's issuance of Common Shares and Preferred Shares in connection with consummation of the Merger and the Company's assumption and/or refinancing of approximately $919 million in existing indebtedness of Station and its subsidiaries, is currently valued at approximately $1.745 billion.

     In connection with the merger, the Company also has agreed to purchase up to $115 million of a new class of convertible preferred stock of Station prior to consummation of the merger. The purchase will be made in increments, or in a single transaction, upon call by Station subject to certain conditions, whether or not the merger is consummated.

     Consummation of the Merger is subject to various conditions, including Station's receipt of the approval of two-thirds of the holders of both its common stock and its preferred stock, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, and the receipt by the Company and certain of its officers, trust managers and affiliates of the approvals required under applicable gaming laws. It is anticipated that the Merger and the associated transactions will be consummated in the fourth quarter of 1998, although there can be no assurances that the Merger will be consummated on the terms described herein. Certain individuals who own in the aggregate approximately 41% of the outstanding capital stock of Station have agreed to vote in favor of the Merger.

     The Company will be entitled to receive a break-up fee of $54 million if the Merger Agreement is terminated (i) by either the Company or the Board of Directors of Station if any required approval of the Merger by the holders of each class of capital stock of Station shall not have been obtained by reason of the failure to obtain the required vote of stockholders, (ii) by the Company if the Board of Directors of Station shall not recommend the Merger or shall recommend a superior proposal or (iii) by the Board of Directors of Station if it receives a superior proposal that the Company does not match or exceed.



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

     In connection with the transaction, the Company will enter into a Right of First Refusal and Noncompetition Agreement with the Station Lessee. Under the agreement, the Company will grant the Station Lessee a right of first refusal as to any lease arrangement (a "master lease") for a casino/ hotel property (defined as real estate on which hotel and casino or other gaming-related operations are conducted) in which the operators of the business conducted at the property prior to the date the property is owned or acquired by the Company will cease to operate the business. The Station Lessee will grant the Company a right of first refusal to invest, directly or indirectly, (i) in casino/hotel properties (including the opportunity to provide services related to real estate or to invest in a hotel property), real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such types of real estate assets or (ii) any other casino/hotel-related investments that can be structured as investments suitable for a real estate investment trust (a "REIT"). In addition, without the prior written consent of the Management Entity, the Company, Crescent Operating, Inc. and their affiliates may not own, operate or otherwise engage in activities related to any casino/hotel properties other than casino/hotel properties operated and leased by the Station Lessee or an entity under its control, provided that the Company may own a casino/hotel property if a master lease arrangement already exists at the property, if casino/hotel activities conducted at the property are incidental to the primary business operations at the property or if the sellers or operators desire to enter into a master lease arrangement with the Company. Under the agreement, without the prior written consent of the Company, neither the Management Entity, the Secondary Management Entity, nor any of the affiliates of either, may own, operate or otherwise engage in any activities related to casino/hotel properties that are not operated and leased by the Station Lessee or an entity under its control.


     In connection with the Merger, the Company intends to lease the Casino/Hotel Properties to the Station Lessee. The Company expects that it will receive both base rent and a percentage of gross revenues above a certain minimum level pursuant to the leases, which will expire in 2008, subject to one, five-year renewal option. Although the rental payments have not yet been finally determined, it is anticipated that base rental payments will exceed 20% of current base rental revenues of the Company on an annual basis. As a result of the percentage rent payments, the Company will participate in the economic operations of the Casino/Hotel Properties only through its indirect participation in gross revenues. The amount of rent payable to the Company under the leases with respect to the Casino/Hotel Properties will depend on the ability of the Station Lessee to maintain and increase revenues from the Casino/ Hotel Properties. Accordingly, the Company's results of operations and its ability to meet its obligations will be affected by (i) changes in general and local economic conditions and the level of demand for the services of the Casino/Hotel Properties, a deterioration in either of which could adversely affect the Company's results of operations and its ability to meet its obligations, (ii) competition in the casino/hotel industry, an increase in which could reduce the gross revenues at the Casino/Hotel Properties and adversely affect the Company's results of operations and its ability to meet its obligations, (iii) governmental regulation that limits the ability of the Casino/Hotel Properties to continue conducting their business as presently conducted, (iv) any decision by the Nevada Gaming Commission or the Missouri Gaming Commission to suspend, revoke or not reissue a gaming license held by the Company or one of its subsidiaries or the Station Lessee, which decision would adversely affect the ability of the Station Lessee to continue making its lease payments to the Company and (v) the temporary or permanent loss of a riverboat or dockside facility due to casualty, mechanical failure or severe weather, which could prevent the Station Lessee from deriving revenue from the affected location and thereby decrease its ability to make lease payments to the Company.


     Station Properties and Performance. Station is an established multi-jurisdictional casino/hotel company that owns and operates, through wholly owned subsidiaries, six distinctly themed casino/hotel properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri. The table below sets forth general information concerning each of the casino/hotel properties and certain assets currently maintained at each property. Upon consummation of the Merger, the Company will acquire the casino/hotel properties and, in addition, will acquire those assets listed in the table which it may acquire consistent with the Company's status as a REIT. The remaining assets will be acquired by the Station Lessee. It has not yet been finally determined which assets listed below will be owned directly by the Company upon consummation of the Merger. It is expected that each of the Casino/Hotel Properties will continue to operate all of the assets set forth in the table.





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

                                                                                            MISSOURI PROPERTIES
                                                  LAS VEGAS PROPERTIES                  ----------------------------
                                    -------------------------------------------------     STATION        STATION
                                      PALACE        BOULDER       TEXAS      SUNSET       CASINO          CASINO
                                      STATION       STATION      STATION     STATION    ST. CHARLES    KANSAS CITY
                                      -------       -------      -------     -------    -----------    -----------
Date Opened.......................    July 1976   August 1994   July 1995   June 1997    May 1994       January 1997
Casino Square Footage.............       84,000        86,000      75,000      80,000      47,000            140,000
Facility Square Footage...........      287,000       337,000     258,000     350,000     175,000            526,000
Slot & Video Poker Machines.......        2,250         3,040       2,020       2,770       1,860              3,100
Gaming Tables.....................           45            39          34          47          75                166
Site Acreage......................           39            47          47         100          52                171
Hotel Rooms.......................        1,028           300         200         467          --                200
Parking Spaces....................        3,700         4,350       4,000       4,200       4,000              5,000
Movie Theaters....................           --     11-screen   12-screen   13-screen          --          18-screen
Meeting and Convention Space......       20,000            --          --          --          --         1,400 seat
                                    square feet                                                       Grand Pavilion
Child Care Facility...............           --     available          --   available          --          available
Restaurant Seats..................        1,225         1,400       1,300       1,400         330              1,700

     A detailed description of the casino/hotel properties operated by Station is set forth in Appendix A.

     Station had net revenues of $290.3 million, $466.9 million, $583.5 million and $564.8 million for the years ended March 31, 1995, 1996 and 1997 and the nine months ended December 31, 1997, respectively, and Station had net losses of $7.9 million and $2.5 million for the year ended March 31, 1995 and the nine months ended December 31, 1997, respectively, and net income of $25.5 million and $13.8 million for the years ended March 31, 1996 and 1997, respectively. The loss during the year ended March 31, 1995 was primarily attributable to preopening expenses of approximately $19.4 million related to the opening of Boulder Station and Station Casino St. Charles. The loss during the nine months ended December 31, 1997 was primarily attributable to pre-opening expenses of approximately $10.9 million related to the opening of Sunset Station, as well as increased interest expense and the expiration of option agreements to lease or acquire land for future development requiring certain option payments to Station from third parties. In addition, Station's operating income was negatively impacted by an $18.7 million decline in the operating income generated by Station Casino St. Charles, which was due primarily to increased competition at that facility.


     Company's Assumption of Station Indebtedness. Station currently has outstanding approximately $919 million of indebtedness at rates in excess of the Company's current cost of capital. At the time of the closing of the Merger, as a result of covenants of certain Station indebtedness, the Company will be required to refinance an aggregate of approximately $378 million of such outstanding indebtedness. In addition, the Company intends to finance the transaction in part by incurring an additional $126 million in debt primarily related to transaction costs. There are no definitive agreements or arrangements for any such refinancing or the obtaining of any new debt, and there can be no assurance that the Company will be able to complete the refinancing or obtain the necessary financing or that the terms thereof will be favorable to the Company.


     Station Competition. The casino/hotel industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Indian reservations and other forms of legalized gaming. There is intense competition among companies in the casino/hotel industry, many of which have significantly greater resources than Station. Station primarily competes with other casino/hotel operators in Las Vegas, Nevada and St. Louis and Kansas City, Missouri, as described below. To a lesser extent, the casino/hotel properties compete with gaming operations in other parts of the state of Nevada, such as Reno, Laughlin and Lake Tahoe, with facilities in Atlantic City, New Jersey and other parts of the world and with casino gambling on Indian reservations, state-sponsored lotteries, on-and-off-track pari-mutuel wagering, card parlors and other forms of legalized gambling.



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
     Palace Station, Boulder Station, Texas Station and Sunset Station face competition from all other casinos and hotels in the Las Vegas area, including, to some degree, from each other. Such competition includes at least eight casino/hotel properties targeted primarily towards local residents and repeat visitors, as well as numerous non-hotel gaming facilities targeted towards local residents. In recent months, several direct competitors to the casino/hotel properties that cater to the "locals" market have completed major expansion projects, and other expansions are in progress or are planned. As of September 30, 1997, there are approximately 28 major gaming properties located on or near the Las Vegas Strip, 14 located in the downtown area and several located in other areas of Las Vegas. In the past year, one large casino/hotel property has opened and five major expansions were completed on the Las Vegas Strip. In addition, as of September 30, 1997, five new casino/hotel properties were under construction or had been announced, which will add approximately 22,500 rooms to the Las Vegas area in the near future. The announced expansions and any other major additions, expansions or enhancements of existing properties or the construction of new properties by competitors, could have a material adverse effect on the business of Palace Station, Boulder Station, Texas Station and Sunset Station. The additional capacity has had little, if any, impact on hotel occupancy or casino volume to date at Palace Station, Boulder Station or Texas Station, although there can be no assurance that hotel occupancy or casino volume will not be adversely affected in the future.

     Station Casino St. Charles competes primarily with other gaming operations in and around St. Louis, Missouri. Currently, there are six facilities operating in the St. Louis market, including two facilities in Maryland Heights, one of which opened in March 1997 and caused a significant decline in revenues at Station Casino St. Charles. Additionally, two of the five competitors operating in the St. Louis market are located in Illinois, which does not impose a limit on the size of losses or restrict extension of credit to customers. Gaming also has been approved by local voters in jurisdictions near St. Louis, including St. Charles and other cities and counties along the Mississippi and Missouri Rivers. Station Casino Kansas City competes primarily with other gaming operations in and around Kansas City, Missouri. Currently, there are five gaming facilities operating in the Kansas City market. Earlier entrants to the Kansas City market may have an advantage over Station Casino Kansas City due to their ability to establish early market share. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Joseph (which currently has one riverboat gaming operation) and other cities and counties along the Missouri River. Recently, Davis Gaming was selected for investigation for licensure for a gaming operation which it intends to develop in Boonville, Missouri, a city in central Missouri near Jefferson City and Columbia, and Mark Twain Casino L.L.C. was selected for investigation for licensure for a gaming operation which it intends to develop in LaGrange, Missouri, a city in northeastern Missouri. Neither area is currently served by a Missouri gaming facility.

     Several companies engage in riverboat gaming in states adjacent to Missouri. Illinois sites, including Alton, East St. Louis and Metropolis, enjoy certain competitive advantages over Station Casino St. Charles because Illinois, unlike Missouri, does not impose limits on the size of losses and places fewer restrictions on the extension of credit to customers. In contrast, Missouri gaming law provides for a maximum loss of $500 per player on each cruise and prohibits the extension of credit (except credit cards and checks). Unlike Illinois gaming law, the Missouri gaming law places no limits on the number of gaming positions allowed at each site. As of September 30, 1997, Illinois had approved a total of ten licenses. While riverboats currently are the only licensed form of casino-style gaming in Illinois and the number of licenses is restricted to ten, possible future competition may arise if gaming is legalized in or around Chicago, which was specifically excluded from the legislation permitting gaming in Illinois.

     Station Environmental Matters. Station's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Station's riverboat facilities are subject to a variety of federal and state environmental laws and regulations, including The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act. Under these environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination, which may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. Operation of the two riverboat sites must be in conformity with state and federal clean water requirements, including the Federal Water Pollution Control Act (the "OPA"). The OPA establishes an extensive regulatory and liability regime for the protection and clean up of the environment from oil spills and affects all owners and operators whose vessels operate in United States waters, which include the Missouri and Mississippi Rivers. The OPA also requires vessel owners and operators to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA.

     Limited environmental site assessments ("ESAs") were conducted at certain of the casino/hotel properties by an independent environmental engineer at the time of their initial acquisition by Station. The purpose of the ESAs was to identify potential sources of contamination or environmental liability for which the owners and operators of the casino/hotel properties may be responsible. At least two of Station's properties include protected wetlands areas which have subjected, and may subject, Station to obligations and liabilities and may limit the ability of Station to utilize such areas for development. The ESAs did not reveal, and Station is not aware of, any environmental liability or compliance concerns that Station believes will have a material adverse effect on Station's business, assets, results of operations or liquidity. However, Station has not conducted, and is not aware of, any current or more comprehensive environmental assessments or compliance audits for any of its properties. As a result, it is possible that material environmental liabilities or compliance concerns exist of which Station is currently unaware.

     Station Litigation. Station and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. Management of Station does not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on Station.

     A suit seeking status as a class action lawsuit was filed by plaintiff, William H. Poulos, et al., as class representative, on April 26, 1994, in the United States District Court, Middle District of Florida, naming 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Station. On May 10, 1994, a lawsuit alleging substantially identical claims was filed by another plaintiff, William Ahearn, et al., as class representative, in the United States District Court, Middle District of Florida, against 48 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Station and most of the other major casino/hotel companies. The lawsuits allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win. The two lawsuits have been consolidated into a single action and have been transferred to the United States District Court for the State of Nevada. On September 26, 1995, a lawsuit alleging substantially identical claims was filed by plaintiff, Larry Schreier, et al., as class representative, in the United States District Court for the District of Nevada, naming 45 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Station. Motions to dismiss the Poulos/Ahearn and Schreier cases were filed by the defendants, including Station. On April 17, 1996, the Poulos/Ahearn lawsuits were dismissed, but plaintiffs were given leave to file Amended Complaints on or before May 31, 1996. On May 31, 1996, an amended complaint was filed, naming William H. Poulos, et al., as plaintiff. Defendants filed a motion to dismiss. On August 15, 1996, the Schreier lawsuit was dismissed with leave to amend. On September 27, 1996, Schreier filed an amended complaint. The defendants, including Station, filed motions to dismiss the amended complaint. In December 1996, the Court consolidated the Poulos/Ahearn, the Schreier and a third case not involving Station and ordered all pending motions be deemed withdrawn without prejudice, including the defendants' motions to dismiss the amended complaints. The plaintiffs filed a consolidated amended complaint on February 13, 1997. On or about December 19, 1997, the Court issued formal opinions granting in part and denying in part the defendants' motion to dismiss. In so doing, the Court ordered plaintiffs to file an amended complaint in accordance with the Court's orders in January of 1998. Station and all other defendants continue to deny the allegations contained in the amended complaint filed on behalf of plaintiffs. The defendants have committed to vigorously defend all claims and allegations contained in the consolidated action, and Station does not expect that the lawsuits will have a material adverse effect on Station's financial position or results of operations.

     A suit seeking status as a class action lawsuit was filed by plaintiff Nicole Anderson, et al., as class representative, on September 24, 1997, in the United States District Court for the Eastern District of Missouri, Eastern Division. The lawsuit alleges certain racially based discriminatory action at Station Casino St. Charles. On or about October 24, 1997, plaintiff filed her first amended complaint. On November 24, 1997, Station filed its answer to plaintiff's first amended complaint which denied the allegations contained therein. Station does not believe the suit has merit and intends to defend itself vigorously.

     On January 16, 1997, Station's gaming license in Kansas City was formally issued for its facility, which is located in a man-made basin filled with water piped in from the surface of the Missouri River. In reliance on numerous approvals from the Missouri Gaming Commission specific to the configuration and granted prior to the formal issuance of its gaming license, Station built and opened the Station Casino Kansas City facility. The license issued to Station and the resolutions related thereto specifically acknowledge that the Missouri Gaming Commission had reviewed and approved this configuration. On November 25, 1997, the Supreme Court of Missouri, in a case challenging the gaming licensing of certain competing operators of Station Casino St. Charles located in Maryland Heights, Missouri, ruled that gaming may occur only in artificial spaces that are contiguous to the surface stream of the Missouri and Mississippi Rivers. The case was remanded to the trial court for a factual determination as to whether such competing operators meet this requirement.

     Based upon this Missouri Supreme Court ruling (the so-called "Akin Ruling"), the Missouri Gaming Commission attempted to issue preliminary orders for disciplinary action to all licensees in Missouri that operate gaming facilities in artificial basins. These preliminary orders started the gaming license hearing process, which allows the affected licensees to demonstrate that they are, in fact, contiguous to the surface stream of the Missouri or Mississippi River. The preliminary orders were challenged by the licensees. The Circuit Court of Cole County entered writs of prohibition preventing the Missouri Gaming Commission from proceeding with such hearings under the Missouri Gaming Commission's existing procedures. The Missouri Gaming Commission is currently seeking further review of these writs of prohibition in the Missouri Supreme Court, which has not yet ruled on the matter.

     After the Akin Ruling was entered by the Missouri Supreme Court, but before any further proceedings on remand, the plaintiffs dismissed the Akin case without prejudice. Therefore, the status of the Akin Ruling is unclear.

     On January 16, 1998, Station Casino Kansas City's licenses were renewed for one year, subject to the satisfactory resolution of the issues raised in the Akin Ruling. This renewal occurred before any writs of prohibition were entered preventing the Missouri Gaming Commission from proceeding with hearings concerning Station Casino Kansas City or any other licensees for alleged noncompliance with the Akin Ruling. Because of the open questions raised but not answered in the Akin Ruling, it is not possible to predict what effect, if any, the Akin Ruling or Missouri Gaming Commission's actions will have on operations at Station Casino Kansas City.

     At this time, based on discussions with Missouri legal counsel, management of Station believes that it has potentially meritorious defenses in any lawsuits or administrative actions that are based on the Akin Ruling. Station management cannot provide any assurance, however, as to whether the Station Casino Kansas City facility would be found to comply with the guidelines described in the Akin Ruling, whether it would be permitted to modify the facility to comply with such standards, or whether Station's legal defenses, legislative alternatives or other means available to permit the continued use of this current configuration would succeed. Further, it is unclear, in the event of a determination that the configuration of Station Casino Kansas City does not comply with the Akin Ruling, whether Station Casino Kansas City would be able to continue to operate or whether such findings would result in the temporary or permanent closure of Station Casino Kansas City. Station cannot provide any assurance that there would not be a material adverse impact in such an eventuality. Management of Station does not believe, however, that the Akin Ruling will have a material adverse impact on the Station Casino St. Charles operations.

     A class action lawsuit was filed by plaintiff Stephen B. Small, et al., as class representative, on November 28, 1997, in the United States District Court for the Western District of Missouri, naming four gaming operators in Kansas City, Missouri, including Kansas City Station Corporation. The lawsuit alleges that the defendants are conducting gaming operations that are not located on the Missouri River in violation of certain state and federal statutes. On January 28, 1998, Station filed its answer to the complaint denying the allegations contained therein. Management of Station believes that the claims are without merit and does not expect that the lawsuit will have a material adverse effect on Station's financial position or results of operations.

     Station Government Regulation. Station is subject to a variety of governmental regulations relating to the gaming industry in each state in which it has operations. Appendix B contains a description of the gaming regulations to which Station is currently subject and to which the Company or the Station Lessee will become subject upon consummation of the Merger.

                                   APPENDIX A


     Upon consummation of the proposed Merger with Station Casinos, Inc., the following Casino/Hotel Properties will be owned by the Company.

     Palace Station. Palace Station is situated on approximately 39 acres located on the west side of Las Vegas, Nevada. The Palace Station complex has approximately 287,000 square feet of main facility area and features a turn-of-the-century railroad station theme. The complex includes a 1,028-room hotel, a 84,000-square foot casino, two swimming pools, 3,700 parking spaces (including 1,900 spaces in two multi-level parking structures), a 20,000-square foot banquet and convention center, five full-service restaurants with a total of over 1,225 seats, five fast-food outlets, a gift shop and a non-gaming video arcade. The casino offers approximately 2,250 slot and video poker machines, 45 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. The hotel features 587 rooms in a modern 21-story tower. The remaining 441 hotel rooms are located in low-rise buildings adjoining the tower and casino. Palace Station's hotel rooms average approximately 377 square feet.

     The Palace Station hotel was opened in 1976 and expanded in 1991. For the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, the average occupancy rate was 95% and 94%, respectively, the average daily rate was $46 and $44, respectively, and the revenue per available room was $45 and $42, respectively.


     Station owns approximately 26 acres and leases the remaining approximately 13 acres pursuant to five long-term ground leases with unaffiliated third parties with terms extending from December 2032 to June 2037. The property currently secures Station's bank facility, and the Company expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Company expects that its interests in Palace Station will be unencumbered when acquired. Further, the Company has no knowledge of any default or encumbrance under any such leases, and Station has advised the Company that there are no material defaults thereunder. The Company will not be able to obtain assurances as to such lack of default or encumbrance from such third parties in connection with the Merger.


     Palace Station is master planned for further growth. The master plan includes a total of 3,000 hotel rooms, approximately 148,000 square feet of casino space, 3,200 slot machines and 90 table games. Additionally, the expanded Palace Station would offer approximately 50,000 square feet of rentable banquet space, a child-care facility, an expanded arcade, expanded retail lease space, an estimated 5,600 parking spaces, a Las Vegas-style showroom and several new restaurants, bars and other entertainment amenities. This master plan may be executed in multiple phases over several years. Currently, there are neither definitive construction plans nor budgets for any portion of the master-planned development, and the scope of any project may vary significantly from that which has been described.

     Boulder Station. Boulder Station, which opened in August 1994, is situated on approximately 47 acres located on the east side of Las Vegas, Nevada. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. The Boulder Station complex has approximately 337,000 square feet of main facility area and, like Palace Station, features a turn-of-the-century railroad station theme. The complex includes a 300-room hotel, an approximately 86,000-square foot casino, 4,350 parking spaces (including a 1,900-space multi-level parking structure), five full-service restaurants with a total of over 1,400 seats, several fast-food outlets, a 280-seat entertainment lounge, eight free-standing bars, a high-quality 11-screen movie theater complex, a child-care facility, a swimming pool, a non-gaming video arcade and a gift shop. The casino offers approximately 3,040 slot and video poker machines, 39 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. Act III Theaters ("Act III") entered into a 25-year lease agreement with respect to the Boulder Station movie theater, pursuant to which Act III has provided all interior theater construction, operates the theaters and pays a percentage of the monthly gross sales to Station. The lease prohibits Act III from operating or developing theaters at gaming facilities in Las Vegas other than Station's facilities and provides the right to participate in future Act III theater developments at non-gaming facilities in Las Vegas on similar terms.

     The Boulder Station hotel was opened in 1994 and expanded in 1995. For the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, the average occupancy rate was 98% and 95%, respectively, the average daily rate was $53 and $50, respectively, and the revenue per available room was $53 and $49, respectively.


     Station owns approximately 20 acres of the Boulder Station property and leases the remaining approximately 27 acres from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America NT&SA and the beneficiary is KB Enterprises, a company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of Station. The lease has a maximum term of 65 years, ending in June 2058. Currently, the lease provides for monthly payments of $125,000 until June 1998. In June 1998 and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then-prevailing annual rate of return for comparably situated property or (ii) 8% per year. The rent will be further adjusted in June 2003 and every ten years thereafter by a cost-of-living factor. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, Station has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The property currently secures Station's bank facility, and the Operating Partnership expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Company expects that its interests in Boulder Station will be unencumbered when acquired.


     Boulder Station is master planned for further growth. After completion of the potential master-planned development, Boulder Station would offer 1,500 hotel rooms, 140,000 square feet of casino space with 3,500 slot and video poker machines and 50 table games, a 23-screen Act III movie theater complex, a bowling center, several restaurant concepts and additional lease space for food and retail uses. This master plan may be executed in multiple phases over several years. Currently, there are neither definitive construction plans nor budgets for any portion of the master-planned development, and the scope of any project may vary significantly from that which has been described.

     Texas Station. Texas Station, which commenced operations in July 1995, is situated on approximately 47 acres in North Las Vegas, Nevada. Texas Station has approximately 258,000 square feet of main facility area in a low-rise complex plus a six story, 200-room hotel tower and approximately 4,000 parking spaces. The complex includes a 75,000 square foot casino, five full-service restaurants with over 1,300 seats, two fast-food outlets, a 132-seat entertainment lounge, seven additional bars, a 12-screen Act III movie theater complex, a swimming pool, a non-gaming video arcade and a gift shop. The casino offers approximately 2,020 slot and video poker machines, 34 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. Act III entered into a 25-year lease agreement with respect to the Texas Station Movie Theater with terms substantially the same as those of the Boulder Station agreement described above. In December 1996, Station completed construction of a $7 million multi-level parking structure with approximately 1,500 parking spaces.

     The Texas Station hotel was opened in 1995 and expanded in 1996. For the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, the average occupancy rate was 95% and 89%, respectively, the average daily rate was $52 and $55, respectively, and the revenue per available room was $51 and $50, respectively.

     Station leases the property from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America NT&SA and the beneficiary of which is Texas Gambling Hall & Hotel, Inc., an affiliate of the Related Lessor. The lease has a maximum term of 65 years, ending in May 2060. The lease provides for monthly rental payments of $150,000 until July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then-prevailing rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost-of-living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the rent for the immediately prior period. Pursuant to the ground lease, Station has an option, exercisable at five-year intervals, to purchase the land at fair market value. The property currently secures Station's bank facility, and the Operating Partnership expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Operating Partnership expects that its interests in Texas Station will be unencumbered when acquired.

     The Texas Station master plan would create a complex with 700 hotel rooms, 127,000 square feet of casino space with approximately 3,500 slots and video poker machines and 50 table games, over 55,000 square feet of banquet and meeting space, a 24-screen Act III movie theater, 42,000 square feet of space for the purpose of retail leasing or an entertainment venue, additional arcade space and a 70-lane bowling alley. This master plan may be executed in multiple phases over several years. Currently, there are neither definitive construction plans nor budgets for any portion of the master-planned development, and the scope of any project may vary significantly from that which has been described.

     Sunset Station. Sunset Station, which commenced operations in June 1997, is located on approximately 100 acres in the Green Valley/Henderson area of Las Vegas, Nevada. The Sunset Station facility features approximately 350,000 square feet of main facility area, a 20-story, 467-room hotel tower and 4,200 parking spaces. The complex includes an 80,000-square foot casino, 2,770 slot and video poker machines, 47 gaming tables, a keno lounge, a 10-table poker room and a race and sports book. The complex also includes five full-service restaurants, with a total of over 1,700 seats, an entertainment lounge, additional bars, a microbrewery, a gift shop, a non-gaming video arcade, several fast food outlets, a 13-screen movie theater complex, a child-care facility, an outdoor swimming pool and an amphitheater. Act III has entered into a 25-year lease agreement with respect to the movie theater with terms substantially the same as those of the Boulder Station agreement described above.

     The Sunset Station hotel was opened and expanded in 1997. For the period from the beginning of its operations in June 1997 through December 31, 1997, the average occupancy rate was 92%, the average daily rate was $58 and the revenue per available room was $54.


     Station leases approximately 48 acres pursuant to a long-term ground lease with an unaffiliated third party. The lease was entered into in June 1994, and has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. On the seventh anniversary date of the lease, Station has the option to purchase the land for $23.9 million. The lessor also has an option to sell the land to Station for $21.8 million on the seventh anniversary of the lease. The remaining portion of the land consisting of approximately 52 acres, was purchased by Station for approximately $11 million. The property currently secures Station's bank facility, and the Company expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Company expects that its interests in Sunset Station will be unencumbered when acquired. Further, the Company has no knowledge of any default or encumbrance under the lease, and Station has advised the Company that there are no material defaults thereunder. The Company will not be able to obtain assurances as to such lack of default or encumbrance from such third party in connection with the Merger.


     The first phase of master-planned development at Sunset Station includes a 2,000-space covered parking garage, the addition of 11 "Stadium-Style" screens to the Act III movie theater complex, a 20,000 square foot expansion of the casino, which will include 400 more slot and video poker machines, a roller hockey and ice skating arena, a new steakhouse and enhanced conference facilities. The development is expected to cost approximately $45 million.

     The Sunset Station master-planned development would create a complex with 2,000 hotel rooms, 130,000 square feet of casino space, 60,550 square feet of banquet and meeting space, a bowling center and additional leasable space for retail and entertainment venues. This master plan may be executed in phases over multiple years. No decision has been made as to the timing of Sunset Station's master plan, and the scope of any project may vary significantly from that which has been described.

     Sunset Station is located on approximately 100 acres, of which only approximately 70 acres have been developed. Station is currently evaluating potential development plans for the undeveloped property. Uses for the land could include a life-style entertainment retail center, as well as the development of several pads for various build-to-suit retail, restaurant and entertainment concepts and a 199-gaming machine bar and restaurant. Timing and definitive plans have not yet been determined for the development.

     Station Casino Kansas City. Station Casino Kansas City, which commenced operations in January 1997, is located on an approximately 171-acre site in Kansas City, Missouri. The Station Casino Kansas City facility features two continuously docked gaming vessels situated in a man-made protective basin. The two gaming facilities feature approximately 140,000 square feet of gaming space that offers approximately 3,100 slot and video poker machines and 166 gaming tables and a poker room. The gaming facilities are docked adjacent to a land-based entertainment facility with approximately 526,000 square feet of main facility area which includes a 200-room hotel, seven full-service restaurants, several fast-food outlets, 11 bars and lounges, a 1,400-seat Grand Pavilion featuring headline entertainment, a child-care facility, a gift shop and parking for 5,000 vehicles. Act III has entered into a long-term ground lease agreement with respect to an 18-screen movie theater complex adjacent to the facility. In addition, Station completed a 5,700-square foot non-gaming video arcade and a midway operated by Sega Game Works, which was opened with the theater complex in July 1997.

     The Station Casino Kansas City hotel was opened and expanded in 1997. For the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, the average occupancy rate was 95% and 89%, respectively, the average daily rate was $87 and $91, respectively, and the revenue per available room was $83 and $83, respectively.


     Station entered into a joint venture with an unaffiliated third party to acquire the land on which the Station Casino Kansas City property is located. A subsidiary of Station leases the site from the joint venture for monthly payments of $90,000 through the remainder of the lease term. The lease term was extended to March 31, 2006, with the option to extend the lease for up to eight renewal periods of ten years each plus one additional period of seven years. Commencing April 1, 1998, and every anniversary thereafter the rent will be adjusted by a cost-of-living factor. In connection with the joint venture agreement, Station received an option that provided for the right to acquire the joint venture partner's interest in the joint venture. Station has the option to purchase the interest at any time after April 1, 2002 through April 1, 2011 for $11.7 million, however, adjusted by a cost-of-living factor of not more than 5% or less than 2% per annum. Station paid $2.6 million for this option. The property currently secures Station's bank facility, and, the Company expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Company expects that its interests in Station Casino Kansas City will be unencumbered when acquired.


     Station Casino Kansas City is master-planned for multi-phased growth including additional hotel rooms, restaurants, other entertainment facilities, a parking garage and banquet and meeting space. At the present time, there exist no definitive plans, designs or budgets for any master-planned expansion.

     Station Casino Kansas City is located on approximately 171 acres of land, of which only approximately 85 acres have been developed. Station is currently considering entering into options for the development of the remainder of the real property and is evaluating the sale or lease of certain parcels for the development of complementary hotel rooms, separate and apart from the existing hotel. Station is also currently evaluating the development of a significant retail facility on a portion of the real property. At the current time, no decisions have been made as to the future use of the property.

     Station Casino St. Charles. Station Casino St. Charles, which commenced operations in May 1994, is located on 52 acres on the banks of the Missouri River in St. Charles, Missouri. Station Casino St. Charles is a master-planned gaming and entertainment complex featuring a historic riverboat theme.

     Station Casino St. Charles currently features two gaming vessels, which are a 292-foot long by 74-foot wide gaming riverboat and a floating two-story, 105,000-square foot gaming and entertainment facility. Station Casino St. Charles has a 4,000-space five-story parking structure and is accessible via an elevated roadway which facilitates access during the spring flooding season. The two current gaming vessels have 47,000 square feet of gaming space with capacity for 4,000 gaming customers, as well as food and beverage and other related facilities. Station Casino St. Charles offers approximately 1,860 slot and video poker machines, 75 gaming tables and a poker room. Station Casino St. Charles features a 250-seat all-you-can-eat buffet and an 80-seat specialty steakhouse. In addition to the casinos and restaurants, the facility offers seven bars, several fast-food outlets, an entertainment lounge and a gift shop.


     Station owns the entire approximately 52 acres on which Station Casino St. Charles is located. The property currently secures Station's bank facility, however, the Company expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Company expects that its interests in Station Casino St. Charles will be unencumbered when acquired.


     Station Casino St. Charles is master-planned to be a complete gaming and entertainment destination, similar to Station Casino Kansas City. The St. Charles master plan includes two new gaming vessels to be located in a recently completed protective basin contiguous to the Missouri River, a uniquely designed retail and entertainment complex, a full-service hotel, banquet and meeting facilities and an additional parking structure. The new gaming vessels will offer up to a combined 140,000 square feet of gaming space with 3,000 slot machines and 190 gaming tables. The master-planned entertainment complex is expected to include a 14-screen Act III movie theater, a 600-seat Feast-Around-the-World Buffet, a child-care facility and various restaurants and fast food venues. Station expects to explore opportunities for a third party to develop and lease certain portions of the entertainment complex. Currently, there are neither definitive construction plans nor budgets for any portion of the master-planned development, and the scope of any project may vary significantly from that which has been described.

                                   APPENDIX B

NEVADA GAMING REGULATIONS

     The ownership and operation of casino gaming facilities, the operation of gaming device routes and the manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada are subject to the Nevada Gaming Control Act (the "Nevada Act") and various local ordinances and regulations, and to the licensing and regulatory control of the Nevada Commission, the Nevada State Gaming Control Board ("Nevada Board"), and various other local city and county regulatory agencies (collectively, the "Nevada Gaming Authorities").

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees.


     Station is currently registered and found suitable to own the stock of its subsidiaries that conduct gaming operations (the "Station Gaming Subsidiaries") at its casino/hotel properties (the "Initial Nevada Casino Properties"). The Company must receive approval to acquire control of Station through the Merger. In Nevada, the Company and Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), which will have an interest in earnings from gaming operations through the leases with the Station Lessee (a "Gaming Interest"), are required to be registered and found suitable, or to be licensed by, the Nevada Gaming Authorities. Station is and the Company and the Operating Partnership will each be required to be registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation"). The Company will also be required to be registered and found suitable to own the stock of a subsidiary ("DSUB") which will be required to be registered and found suitable to own the stock of certain Station Gaming Subsidiaries that will be acquired in the Merger (the "Gaming Subsidiaries"). The General Partner, as the general partner of the Operating Partnership, will be required to be registered and licensed and the limited partners of the Operating Partnership may be required to be licensed or found suitable as limited partners in the discretion of the Nevada Gaming Authorities. Crescent Operating will also be required to be registered by the Nevada Commission as a Registered Corporation and Crescent Operating or such other entity as Crescent Operating establishes to be a limited partner in the Station Lessee (such subsidiary limited partner, "COI-SUB") will be required to be registered or licensed as a limited partner of the Station Lessee. Assuming that Crescent Operating establishes a subsidiary called Crescent Operating, Ltd. ("COL") to be the general partner of the Station Lessee, Crescent Operating will also be required to be found suitable to own the stock of COL, which will be required to be registered or licensed as a general partner of the Station Lessee. The Management Entity and the Secondary Management Entity will be required to be registered or licensed as a general partner and limited partner, respectively, of the Station Lessee. The Station Lessee will be required to be registered and licensed to own the interests of its limited liability company gaming subsidiaries (individually, a "Lessee Gaming Subsidiary" and collectively, the "Lessee Gaming Subsidiaries") under the terms of the Nevada Act. The Lessee Gaming Subsidiaries will be required to be licensed to conduct certain gaming operations at the Initial Nevada Casino Properties. All registrations, approvals, findings of suitability and licenses required to conduct gaming operations or receive a Gaming Interest are collectively referred to hereinafter as "Gaming Licenses." Each of the Company, the Operating Partnership, the General Partner, DSUB, Crescent Operating, COL, COI-SUB, the Management Entity and the Secondary Management Entity is individually referred to hereinafter as a "Station Party," and they are collectively referred to hereinafter as the "Station Parties."



     As a Registered Corporation, Station is, and the Company, the Operating Partnership and Crescent Operating will be required to submit detailed financial and operating reports to the Nevada Commission and the Nevada Board periodically and furnish any other information which the Nevada Commission or the

Nevada Board may require. No person may become a member or holder of an interest of, or receive any percentage of profits from COL, DSUB, the Gaming Subsidiaries, the Management Entity, the Secondary Management Entity, the Station Lessee or the Lessee Gaming Subsidiaries without first obtaining Gaming Licenses and approvals from the Nevada Gaming Authorities. The Station Parties, the Station Lessee and the Lessee Gaming Subsidiaries will apply for Gaming Licenses required in order to engage in gaming activities in Nevada or to have a Gaming Interest, as applicable. The following regulatory requirements are currently applicable to Station and the Station Gaming Subsidiaries, and will be applicable to the Station Parties, the Gaming Subsidiaries, the Station Lessee and the Lessee Gaming Subsidiaries upon their receipt of all necessary Gaming Licenses and approvals from the Nevada Gaming Authorities to conduct gaming operations at the Initial Nevada Casino Properties or to have a Gaming Interest, as applicable. The Station Parties, the Station Lessee and the Lessee Gaming Subsidiaries have not yet obtained the Gaming Licenses necessary to conduct gaming operations in Nevada or to receive a Gaming Interest, as applicable, and no assurances can be given that such Gaming Licenses will be obtained, or that they will be obtained on a timely basis.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation or a company which holds a Gaming License, in order to determine whether such individual is suitable or should be licensed as a business associate of a Registered Corporation or a gaming licensee. Officers, directors and certain key employees of the Station Parties, the Station Lessee and the Lessee Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and will be required to be licensed or found suitable by the Nevada Gaming Authorities. Following the consummation of the Merger, officers, directors, trust managers and key employees of the Station Parties and the Station Lessee who are actively and directly involved in gaming activities of the Lessee Gaming Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information, followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director, trust manager or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Station Parties, the Station Lessee or the Lessee Gaming Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Station Parties, the Station Lessee or the Lessee Gaming Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     Station is required, and the Station Parties, the Station Lessee and the Lessee Gaming Subsidiaries will be required, to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Station Parties, the Station Lessee and the Lessee Gaming Subsidiaries will be required to be reported to or approved by the Nevada Commission.

     If it were determined that the Nevada Act was violated by Station Parties, the Station Lessee or a Lessee Gaming Subsidiary, the Gaming Licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Station Parties, the Station Lessee, the Lessee Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Limitation, conditioning or suspension of the Gaming Licenses of the Station Parties, the Station Lessee or the Lessee Gaming Subsidiaries or the appointment of a supervisor could (and revocation of any Gaming License would) materially adversely affect the results of operations of the Company and the Operating Partnership and their ability to have Gaming Interests and the gaming operations of the Station Lessee.

     Any beneficial holder of Station's voting securities, regardless of the number of shares owned, may be, and, at any time following consummation of the Merger, any beneficial owner of the voting securities of the Company or Crescent Operating or the limited partnership interests of the Operating Partnership may be, required to file an application, be investigated, and have its suitability as a beneficial holder of such voting securities or the limited partnership interests of the Operating Partnership determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.


     The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determined to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Station is and, following consummation of the Merger, the Company, the Operating Partnership and Crescent Operating will be subject to disciplinary action if, after they receive notice that a person is unsuitable to be a stockholder or limited partner or to have any other relationship with Station, the Company, the Operating Partnership or Crescent Operating, as the case may be, Station, the Company, the Operating Partnership or Crescent Operating, as the case may be, (i) pays that person any dividend or interest upon voting securities of such Registered Corporation or any share of the profits or interest upon any limited partnership interest, (ii) allows that person, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including if necessary, the immediate purchase of said voting securities for cash at fair market value.

     The Nevada Commission, in its discretion, may require the holder of any debt security of a Registered Corporation, including preferred stock, the Private Notes and the Exchange Notes, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of approvals if, without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

     Station is, and the Company, the Operating Partnership and Crescent Operating will be, required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Station is also, and, following consummation of the Merger, the Company, the Operating Partnership and Crescent Operating will be, required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the stock certificates of Station, and will have the power to require the share or limited partnership certificates of the Company and the Operating Partnership to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on Station and it is unknown whether such a requirement will be imposed on the Company, the Operating Partnership or Crescent Operating.

     Station may not, and, following consummation of the Merger, the Company, the Operating Partnership and Crescent Operating will not be permitted to, make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On March 20, 1997, the Nevada Commission granted Station prior approval to make public offerings for a period of two years, subject to certain conditions (the "Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the two-year approval period. The Shelf Approval also applies to any affiliated company wholly owned by Station which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval to place restrictions upon and enter into agreements not to encumber equity securities of the Station Gaming Subsidiaries, and for the Station Gaming Subsidiaries to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations issued by, Station or an affiliate in a public offering under the Shelf Approval.

     Changes in control of Station through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, including the Merger, may not (and, following consummation of the Merger, in the case of the Company, the Operating Partnership and Crescent Operating will not be permitted to) occur without the prior approval of the Nevada Commission. The Merger must be approved by the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission and meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered

Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operations, fail to conduct the foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operations who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

NEVADA LIQUOR REGULATIONS

     The sale of alcoholic beverages at Palace Station and Boulder Station is subject to licensing, control and regulation by the City of Las Vegas and the Clark County Board, respectively. Texas Station is subject to the licensing, control and regulation of the City of North Las Vegas. Sunset Station is subject to the licensing, control and regulation of the City of Henderson. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of the Lessee Gaming Subsidiaries and, therefore, impact the ability of Station Lessee to make lease payments.

MISSOURI GAMING REGULATIONS

     Gaming was originally authorized in the State of Missouri and the City of St. Charles on November 3, 1992, although no governmental action was taken to enforce or implement the original law. On April 29, 1993, Missouri enacted the Missouri Gaming Law which replaced the original law and established the Missouri Gaming Commission, which is responsible for the licensing and regulation of riverboat gaming in Missouri. The Missouri Gaming Commission has discretion to approve gaming license applications for both permanently moored ("dockside") riverboat casinos and powered ("excursion") riverboat casinos. On September 20, 1993, Station filed its initial application with the Missouri Gaming Commission for either a dockside or a cruising gaming license in St. Charles, Missouri, which license was issued on May 27, 1994, thereby making Station one of the first two entrants in the Missouri riverboat gaming market.

     However, due to both a January 25, 1994 ruling by the Missouri Supreme Court, which held that games of chance, including certain games authorized under the Missouri Gaming Law such as bingo and keno, constitute "lotteries" and were therefore prohibited under the Missouri Constitution and the failure of a statewide election on April 5, 1994 to adopt a constitutional amendment that would have exempted excursion boats and floating facilities from such constitutional prohibition on lotteries, Station commenced operations with only those games which involve some element of skill ("limited gaming"), such as poker and blackjack, that would be constitutionally permissible. The authorization of both games of skill and games of chance ("full-scale gaming") occurred on November 9, 1994 with passage by Missouri voters of a constitutional amendment virtually identical to the measure which was defeated on April 5, 1994. Full-scale gaming became effective on December 9, 1994, and by the end of December 1994, Station was conducting full-scale gaming on both its excursion and dockside casinos in St. Charles, Missouri.

     On January 16, 1997, the Missouri Gaming commission granted Station Casino Kansas City a Class A and Class B Excursion Gambling Boat license to own and operate the River King and River Queen floating gaming facilities.

     Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. There can be no assurances that any future challenges, if brought, would not further interfere with full-scale gaming operations in Missouri, including the operations of Station and its subsidiaries and, following consummation of the Merger, the operations of the Station Parties. The Supreme Court of Missouri has recently ruled, in a case involving certain competitors of Station Casino St. Charles, that gaming may occur only in artificial spaces that are contiguous to the surface stream on the Missouri and Mississippi Rivers. It is not possible to predict the effect this ruling may have on operations at Station Casino Kansas City. See "Recent
Developments -- Station Casinos, Inc. Litigation" for a more detailed description of litigation relating to Station's ability to conduct gaming operations in Missouri.

     Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. By virtue of its gaming license in Missouri, Station, any subsidiaries it has or it may form and certain of its officers and employees are subject to the Missouri Gaming Law and the regulations of the Missouri Gaming Commission. Upon obtaining Gaming Licenses in Missouri, the Station Parties, the Station Lessee, the Licensed Gaming Subsidiaries and certain of their officers and employees will be subject to the laws and regulations of the Missouri Gaming Commission.

     As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. In addition to the information required of the applicant, directors, officers and other key persons must submit personal disclosure forms which include detailed personal financial information and are subject to thorough investigations. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission. Operators' licenses are issued through application to the Missouri Gaming Commission, which requires, among other things, (a) investigations into an applicant's character, financial responsibility and experience and (b) that applicants furnish (i) an affirmative action plan for the hiring and training of minorities and women and (ii) an economic development or impact report. License fees are a minimum of $50,000 for the initial application and $25,000 annually thereafter.

     The Missouri Gaming Commission may revoke or suspend gaming licenses and impose other penalties for violation of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including, without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times an operator's highest daily gross adjusted receipts during the preceding twelve months. The gaming licenses may not be transferred or pledged as collateral, and the Missouri Gaming Law regulations bar a licensee from taking any of the following actions without 15 days' prior notice to, and approval by, the Missouri Gaming Commission: any issuance of an ownership interest of five percent or more of the issued and outstanding ownership interests; any private incurrence of debt by the licensee or any holding company of $1,000,000 or more; and any public issuance of debt by a licensee or its holding company. The Missouri Gaming Commission may reopen the licensing hearing of the applicable gaming licensee prior to or following the consummation date to consider the effect of the transaction on the gaming licensee's suitability. In addition, the licensee must notify the Missouri Gaming Commission of other transactions, including the transfer of five percent or more of an ownership interest in the licensee or holding company, the pledge of five percent or more of the ownership interest in a licensee or holding company and any transaction of at least $1,000,000. The restrictions on transfer of ownership apply to Station and its subsidiaries and, following consummation of the Merger, will apply to the Station Parties, the Station Lessee and the Licensed Gaming Subsidiaries.

     The Missouri Gaming Law imposes operational requirements on riverboat operators, including a charge of $2.00 per gaming customer that licensees must pay to the Missouri Gaming Commission, certain minimum payout requirements, a 20% tax on adjusted gross receipts, prohibitions against providing credit to gaming customers (except for the use of credit cards and cashing checks) and a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat. Licensees must also submit audited quarterly financial reports to the Commission and pay the associated auditing fees. The Missouri Gaming Law provides for a loss limit of $500 per person per excursion and requires licensees to maintain scheduled excursions with boarding and disembarking times regardless of whether the riverboat cruises. Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose such space limitations through the adoption of rules and regulations. Additionally,

United States Coast Guard safety regulations could affect the amount of riverboat space that may be devoted to gaming. The Missouri Gaming Law also includes requirements as to the form of riverboats, which must resemble Missouri's riverboat history to the extent practicable and include certain non-gaming amenities. All eleven licensees in Missouri are authorized to conduct all or a portion of their operations on a dockside basis.

     With respect to the availability of dockside gaming, which may be more profitable than excursion gaming, the Missouri Gaming Commission is empowered to determine on a site-by-site basis where such gaming is appropriate and shall be permitted.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a)  FINANCIAL STATEMENTS UNDER RULE 3-05 OF REGULATION S-X

         Previously filed.

    (b)  PRO FORMA FINANCIAL INFORMATION

         Crescent Real Estate Equities Company

         Pro Forma Consolidated Balance Sheet as of December 31, 1997 (unaudited) and notes thereto.

         Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 (unaudited) and notes thereto.

         Pro Forma Consolidated Statements of Operations for the year ended December 31, 1996 (unaudited) and notes thereto.

    (c)  EXHIBITS

         The following is a list of all exhibits filed as a part of this Form 8-K/A.

          Exhibit No.             Description of Exhibit
          -----------             ----------------------
              2.01                Agreement and Plan of Merger, dated as of
                                  January 16, 1998, by and between the
                                  Registrant and Station Casinos, Inc.
                                  (previously filed)

             23.01                Consent of Arthur Andersen LLP, Independent
                                  Public Accountants, dated April 27, 1998
                                  (filed herewith).

                   INDEX TO PRO FORMA FINANCIAL STATEMENTS

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
     Pro Forma Consolidated Balance Sheet as of December 31, 1997 (unaudited)
        and notes thereto...........................................................     F-3

     Pro Forma Consolidated Statement of Operations for the year ended December 31,
        1997 (unaudited) and notes thereto..........................................     F-5

     Pro Forma Consolidated Statement of Operations for the year ended December 31,
        1996 (unaudited) and notes thereto..........................................     F-9

                     CRESCENT REAL ESTATE EQUITIES COMPANY


                 PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


     The pro forma information for the year ended December 31, 1997 and 1996 assumes completion, in each case as of January 1, 1996 in determining operating and other data, of (i) Crescent Real Estate Equities Company's (the "Company") public offering of its common shares that closed on October 2, 1996 (the "October 1996 Offering") and the additional public offering of 900,000 common shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168,000 of indebtedness and to fund approximately $289,000 of Property acquisitions in the fourth quarter of 1996 and the first quarter of 1997, (ii) the Company's public offering of its common shares that closed on April 28, 1997 (the "April 1997 Offering") and the additional public offering of 500,000 common shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593,500 of Property acquisitions and other investments in the second quarter of 1997, (iii) the Company's offering of 4,700,000 common shares to an affiliate of Union Bank of Switzerland (the "UBS Offering") and the use of the net proceeds therefrom to repay approximately $145,000 of indebtedness under the Credit Facility, (iv) the Operating Partnership's offering of an aggregate principal amount of $400,000 of senior notes (the "September 1997 Note Offering") and the use of the net proceeds therefrom to fund approximately $337,600 of the purchase price of two Properties and to repay approximately $57,200 of indebtedness incurred under the Credit Facility and other short-term indebtedness, (v) the Company's public offering of its Common Shares that closed on October 15, 1997 (the "October
1997 Offering") and the use of the net proceeds therefrom to fund approximately $45,000 of the purchase price of one Property and to repay approximately $325,100 of short-term indebtedness and indebtedness incurred under the Credit Facility, (vi) the Company's offering of 5,375,000 Common Shares to Merrill Lynch (the "Merrill Offering") and the use of the net proceeds therefrom to repay approximately $199,900 of indebtedness under the Credit Facility, (vii) the Company's public offering of 8,000,000 Preferred Shares that closed on February 19, 1998 ("February 1998 Preferred Offering") and the use of the net proceeds therefrom to repay approximately $191,500 of indebtedness under the Credit Facility, (viii) Property acquisitions, other investments and related financing and share issuances during 1996, 1997 and 1998, and (ix) Pending Investment and related financing, including $1,054,200 for refinancing and/or assumption of indebtedness, and associated refinancing and transaction costs, in connection with the Merger with Station.

     The unaudited pro forma Consolidated Balance Sheet and Statements of Operations should be read in conjunction with the historical audited financial statements of the Company for the year ended December 31, 1997, filed herein. In management's opinion, all adjustments necessary to reflect the above discussed transactions have been made. The unaudited pro forma Consolidated Balance Sheet and Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been for the period, nor does it purport to represent the Company's results of operations for future periods.

                     CRESCENT REAL ESTATE EQUITIES COMPANY


                      PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS


                                                   CRESCENT REAL
                                                  ESTATE EQUITIES
                                                      COMPANY             PRO FORMA        PRO FORMA
                                                   HISTORICAL(A)         ADJUSTMENTS      CONSOLIDATED
                                                -------------------      -----------      ------------
Investments in real estate....................      $3,423,130           $2,157,516(B)     $5,580,646
Less -- accumulated depreciation..............        (278,194)                  --          (278,194)
                                                    ----------           ----------        ----------
          Net investment in real estate.......       3,144,936            2,157,516         5,302,452
Cash and cash equivalents.....................          66,622               23,100(C)         89,722
Restricted cash and cash equivalents..........          41,528                   --            41,528
Accounts receivable, net......................          30,179                   --            30,179
Deferred rent receivable......................          39,588                   --            39,588
Investments in real estate mortgages and
  equity of unconsolidated companies..........         601,770               24,100(D)        625,870
Notes receivable, net.........................         156,676                7,800(E)        164,476
Other assets, net.............................          98,681                   --            98,681
                                                    ----------           ----------        ----------
          Total assets........................      $4,179,980           $2,212,516        $6,392,496
                                                    ==========           ==========        ==========

                                             LIABILITIES

Borrowings under Credit Facility..............      $  350,000           $  143,050(F)     $  493,050
Notes payable.................................       1,360,124              158,100(G)      2,572,424
                                                                          1,054,200(H)
Accounts payable, accrued expenses and other
  liabilities.................................         127,258              (25,000)(I)       102,258
                                                    ----------           ----------        ----------
          Total liabilities...................       1,837,382            1,330,350         3,167,732
                                                    ----------           ----------        ----------
MINORITY INTERESTS:
  Operating partnership.......................         117,103                   --           117,103
  Investment in joint ventures................          28,178                   --            28,178
                                                    ----------           ----------        ----------
          Total minority interests............         145,281                   --           145,281
                                                    ----------           ----------        ----------

SHAREHOLDERS' EQUITY:
  6.75% Series A convertible cumulative
    preferred shares..........................              --              200,000           200,000
  7% Series B convertible preferred shares....              --              103,500           103,500
  Common stock, $.01 par value, authorized
    250,000,000 shares, 117,977,907 shares
    issued and outstanding at
    December 31, 1997.........................           1,179                  165             1,344
  Additional paid-in capital..................       2,253,928              578,501         2,832,429
  Deferred compensation on restricted shares..            (283)                  --              (283)
  Retained deficit............................         (57,507)                  --           (57,507)
                                                    ----------           ----------        ----------
          Total shareholders' equity..........       2,197,317              882,166(J)      3,079,483
                                                    ----------           ----------        ----------
          Total liabilities and shareholders'
            equity............................      $4,179,980           $2,212,516        $6,392,496
                                                    ==========           ==========        ==========


        See accompanying notes to Pro Forma Consolidated Balance Sheet.

                     CRESCENT REAL ESTATE EQUITIES COMPANY


                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                                  ADJUSTMENTS
                             (DOLLARS IN THOUSANDS)


(A)    Reflects Crescent Real Estate Equities Company's
         audited consolidated historical balance sheet as of
         December 31, 1997.........................................          --

(B)    Increase reflects the following:
       Acquisition of Austin Centre office property and Omni Austin
         Hotel property............................................  $   96,400
       Acquisition of Post Oak Central office property.............     155,250
       Acquisition of Washington Harbour office properties.........     161,000
       Pending acquisition of Station's casino/hotel properties....   1,744,866
                                                                     ----------
                                                                     $2,157,516
                                                                     ==========
(C)    Net increase reflects the following:
       Borrowings under the Bridge Loan for working capital........  $   23,100
                                                                     ----------
                                                                     $   23,100
                                                                     ==========
(D)    Net increase reflects the following:
       Additional investments in equity of unconsolidated
         companies.................................................  $   24,100
                                                                     ----------
                                                                     $   24,100
                                                                     ==========
(E)    Increase in notes receivable reflects the following:
       Loan to a residential development corporation...............  $    7,800
                                                                     ==========
(F)    Net increase in borrowings under the Credit Facility as a
         result of:
       Acquisition of Austin Centre office property and Omni Austin
         Hotel property............................................  $   96,400
       Draw for additional investments in equity of unconsolidated
         companies.................................................      21,900
       Acquisition of Post Oak Central office property.............      55,250
       Partial repayment under the Credit Facility using
           proceeds from the February 1998 Preferred Offering......    (191,500)
       Acquisition of Washington Harbour office properties.........     161,000
                                                                     ----------
                                                                     $  143,050
                                                                     ==========
(G)    Net decrease in short-term borrowings as a result of:
       Borrowings under the Bridge Loan for working capital and
         property taxes............................................  $   48,100
       Borrowings under the Bridge Loan for a residential
         development corporation loan and additional investments
         in equity of unconsolidated companies.....................      10,000
       Borrowings under the Bridge Loan for the acquisition of Post
         Oak Central office property...............................     100,000
                                                                     ----------
                                                                     $  158,100
                                                                     ==========
(H)    Increase in notes payable reflects the following:
       Debt relating to the pending acquisition of Station's
         casino/hotel properties...................................  $1,054,200
                                                                     ----------
                                                                     $1,054,200
                                                                     ==========
(I)    Decrease reflects the following:
       Payment of property taxes with borrowings under the Bridge
         Loan......................................................  $  (25,000)
                                                                     ==========
(J)    Increase reflects the following:
       The Company's issuance of preferred shares in conjunction
         with the pending acquisition of Station's casino/hotel
         properties................................................  $  103,500
       The Company's issuance of common shares in conjunction
         with the pending acquisition of Station's casino/hotel
         properties................................................     587,166
       Proceeds of the February 1998 Preferred Offering............     200,000
       Estimated cost of the February 1998 Preferred Offering......        (500)
       Underwriters' discount and commission for the February 1998
         Preferred Offering........................................      (8,000)
                                                                     ----------
                                                                     $  882,166
                                                                     ==========

                     CRESCENT REAL ESTATE EQUITIES COMPANY


                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                   CRESCENT REAL
                                  ESTATE EQUITIES                    1998 ACQUIRED
                                      COMPANY       1997 ACQUIRED     AND PENDING       OTHER         PRO FORMA
                                   HISTORICAL(A)    INVESTMENTS(B)   INVESTMENT(C)   ADJUSTMENTS     CONSOLIDATED
                                  ---------------   --------------   -------------   -----------     ------------
REVENUES:
  Rental property...............     $430,383          $125,295        $205,431       $      --        $761,109
  Interest and other income.....       16,990                --              --           6,361(D)       23,351
                                     --------          --------        --------       ---------        --------
          Total revenues........      447,373           125,295         205,431           6,361         784,460
                                     --------          --------        --------       ---------        --------
EXPENSES:
  Real estate taxes.............       44,154            11,277           4,367              --          59,798
  Repairs and maintenance.......       27,783            13,317           5,066              --          46,166
  Other rental property
     operating..................       86,931            21,974           7,443            (283)(E)     114,487
                                                                                         (1,578)(F)
  Corporate general and
     administrative.............       12,858                --              --              --          12,858
  Interest expense..............       86,441                --              --         138,375(G)      224,816
  Depreciation and
     amortization...............       74,426            22,554          84,602              --         181,582
  Amortization of deferred
     financing costs............        3,499                --              --             539(H)        4,038
                                     --------          --------        --------       ---------        --------
          Total expenses........      336,092            69,122         101,478         137,053         643,745
                                     --------          --------        --------       ---------        --------
          Operating income
            (loss)..............      111,281            56,173         103,953        (130,692)        140,715
OTHER INCOME:
  Equity in net income of
     unconsolidated companies...       23,743            10,590              --              --          34,333
                                     --------          --------        --------       ---------        --------
INCOME (LOSS) BEFORE MINORITY
  INTERESTS.....................      135,024            66,763         103,953        (130,692)        175,048
Minority interests..............      (17,683)               --              --           1,041(I)      (16,642)
                                     --------          --------        --------       ---------        --------
NET INCOME (LOSS)...............     $117,341          $ 66,763        $103,953       $(129,651)       $158,406
                                     ========          ========        ========       =========        ========
Preferred dividend(J)...........                                                                        (20,745)
                                                                                                       --------
Net income available to
  common shareholders...........                                                                       $137,661
                                                                                                       ========
Per common share data:(K)
Net Income--basic...............                                                                       $   1.03
                                                                                                       ========
Net Income--diluted.............                                                                       $    .99
                                                                                                       ========


 See adjustments to Pro Forma Consolidated Statement of Operations on following page.

                     CRESCENT REAL ESTATE EQUITIES COMPANY


            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  ADJUSTMENTS
                             (DOLLARS IN THOUSANDS)


(A) Reflects Crescent Real Estate Equities Company's audited consolidated historical statement of operations for the year ended December 31, 1997.


(B) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all investments acquired in 1997, assuming the investments were acquired at the beginning of the period.

                                                              ACQUISITION
                         INVESTMENT                              DATE
                         ----------                           -----------
Greenway II office property.................................    1/17/97
Trammell Crow Center office property........................    2/28/97
Three Denver office properties..............................    2/28/97
Carter-Crowley Real Estate Assets...........................     5/9/97
Magellan Real Estate Assets(i)..............................    6/17/97
The Woodlands(ii)(iii)......................................    7/31/97
Desert Mountain(iv).........................................    8/29/97
Houston Center mixed-use property complex...................    9/22/97
Four Seasons Hotel -- Houston hotel property(v).............    9/22/97
Miami Center office property................................    9/30/97
U.S. Home Building office property..........................   10/15/97
Bank One Center office property(vi).........................   10/22/97
Refrigerated Warehouse Investment(vii)......................   10/31/97
Fountain Place office property..............................    11/7/97
Ventana Country Inn hotel property(v).......................   12/19/97
Energy Centre office property...............................   12/22/97


        (i) Calculated to reflect the lease payment from the behavioral healthcare facilities' lessee to the Company by applying the rent provisions (as set forth in the facilities' lease agreement). Rent provisions include no percentage rent component.

        (ii) The Company has an indirect 40.375% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership whose primary holding consists of The Woodlands land assets.

        (iii) The Company has a 42.5% equity investment in the limited partnership whose primary holding consists of The Woodlands commercial property assets.

        (iv) The Company has an indirect 88.35% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership that owns Desert Mountain.

        (v) Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated by applying the rent provisions (as defined in the lease agreement) to the historical revenues of the hotel property.

        (vi) The Company has a 50% equity investment in the partnership that owns Bank One Center office property.

        (vii) The Company has an indirect 38% (after the sale of voting common stock to COI) non-voting equity investment in two corporations that own the refrigerated warehouse properties.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

(C) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with the 1998 acquired and pending investment, assuming the investments were acquired at the beginning of the period.



     Austin Centre office property...............................  1/23/98
     Omni Austin Hotel property(i)...............................  1/23/98
     Post Oak Central office property complex....................  2/13/98
     Washington Harbour office properties........................  2/25/98
     Station's casino/hotel properties(ii).......................  pending
    (i)   Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated by applying the rent provisions (as defined in the lease agreement)
          to the historical revenues of the hotel property.
    (ii)  Calculated an estimated lease payment using the historical operating results of the casino/hotel properties. The
          historical operations do not represent stabilized
          casino/hotel operations, as two casino/hotel properties
          commenced operations in 1997.


(D) Increase reflects the incremental interest income associated with the following, assuming all had occurred at the beginning of the period.


     Carter Crowley Notes...............................  ($53,365 @ 10%) $ 5,337
     Ritz Note..........................................  ($ 8,850 @ 18%)   1,593
     COI Note...........................................  ($33,924 @ 12%)   4,071
     Residential Development Corp Note..................  ($ 7,800 @ 10%)     780
     Desert Mountain Note...............................  ($23,251 @ 12%)   2,790
                                                                          -------
     Total..............................................                  $14,571
     Less: Historical interest income...................                   (8,210)
                                                                          -------
     Total..............................................                            $  6,361
                                                                                    ========
(E)  Reflects the elimination of historical ground lessee's expense, as a result of the Company acquiring the land underlying Trammell Crow Center, assuming
     Trammell Crow Center was acquired at the beginning of the period.............  $   (283)
                                                                                    ========
(F)  Decrease as a result of the elimination of third party property management fees which terminated subsequent to acquisition of certain of the properties...................................................................  $ (1,578)
                                                                                    ========

                     CRESCENT REAL ESTATE EQUITIES COMPANY

(G) Net increase as a result of interest costs for long and short-term financing, as follows, net of repayment with proceeds of the February 1998 Preferred Offering, the Equity Offering to Merrill Lynch in December 1997, the October 1997 Equity Offering, the September 1997 Note Offering, the Equity Offering to UBS in August 1997 and the April and May 1997 Equity Offerings, assuming the borrowings to finance investment acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.



Credit Facility.........................  $  493,050     @   7.14%  $     35,204
BankBoston Note II......................     100,000     @   7.14%         7,140
Bridge Loan.............................     250,000     @   7.14%        17,850
Note Offering -- 6.625% Notes due
  2002..................................     150,000     @  6.625%         9,938
Note Offering -- 7.125% Notes due
  2007..................................     250,000     @  7.125%        17,813
Met Life Note...........................      45,000     @   6.86%         3,087
Chase Manhattan Note....................      97,123     @   7.69%         7,469
Station's Refinanced Debt...............   1,054,200     @   7.50%        79,065
LaSalle Note I..........................     239,000     @   7.83%        18,714
LaSalle Note II.........................     161,000     @   7.79%        12,542
Cigna Note..............................      63,500     @   7.47%         4,743
Metropolitan Life Note..................      12,109     @   8.88%         1,075
LaSalle Note III........................     115,000     @   8.07%         9,281
Nomura Funding VI Note..................       8,692     @  10.07%           875
Northwestern Life Note..................      26,000     @   7.66%         1,992
Rigney Note.............................         800     @   8.50%            68
                                          ----------                ------------
Total annual amount.....................  $3,065,474                $    226,856
Less: Capitalized interest..............                                  (2,040)
Historical interest expense.............                                 (86,441)
                                                                    ------------
                                                                                   $138,375
                                                                                   ========


(H) Amortization of capitalized costs associated with the September 1997 Note Offering ($4,731 purchaser's discount and $500 other costs).

                                                              AMORTIZATION OF
                                                                   FEES
                                                              ---------------
Note Offering -- 6.625% Notes due 2002......................       $392
Note Offering -- 7.125% Notes due 2007......................        327
                                                                   ----
Total.......................................................       $719
                                                                   ----
Prorated for nine months....................................                    $    539
                                                                                ========


(I)  Reflects adjustment needed to
     reflect minority partners'
     weighted average 8.76% interest
     in the net income of the
     Operating Partnership less
     joint venture minority interests
     assuming completion of the Equity
     Offerings at the beginning of the
     period.                                                                    $  1,041
                                                                                ========



(J)  Reflects the following:




7% preferred dividend for the $103.5 million of preferred
  shares issued in connection with the Station
  transaction...............................................      $ 7,245
6.75% preferred dividend for the February 1998 Preferred
  Offering..................................................       13,500
                                                                  -------
                                                                                $ 20,745
                                                                                ========



(K) Reflects net income per share based on 134,233,392 weighted average common shares - basic and 138,371,272 weighted average common shares - diluted assumed to be outstanding during the year ended December 31, 1997.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                 CRESCENT REAL
                                ESTATE EQUITIES                                     1998 ACQUIRED
                                    COMPANY       1996 ACQUIRED    1997 ACQUIRED     AND PENDING        OTHER         PRO FORMA
                                 HISTORICAL(A)    INVESTMENTS(B)   INVESTMENTS(C)   INVESTMENT(D)    ADJUSTMENTS     CONSOLIDATED
                                ---------------   --------------   --------------   --------------   -----------     ------------
REVENUES:
  Rental property.............     $202,003          $89,185          $225,276         $178,823       $      --        $695,287
  Interest and other income...        6,858               --                --               --          14,569(E)       21,427
                                   --------          -------          --------         --------       ---------        --------
          Total revenues......      208,861           89,185           225,276          178,823          14,569         716,714
                                   --------          -------          --------         --------       ---------        --------
EXPENSES:
  Real estate taxes...........       20,606            8,176            18,991            4,552              --          52,325
  Repairs and maintenance.....       12,292            8,403            23,437            5,102              --          49,234
  Other rental property
     operating................       40,915           21,346            39,751            8,312          (1,700)(F)     105,938
                                                                                                         (2,686)(G)
  Corporate general and
     administrative...........        4,674               --                --               --           5,326(H)       10,000
  Interest expense............       42,926               --                --               --         182,818(I)      225,744
  Depreciation and
     amortization.............       40,535           12,727            41,368           84,602              --         179,232
  Amortization of deferred
     financing costs..........        2,812               --                --               --             719(J)        3,531
                                   --------          -------          --------         --------       ---------        --------
          Total expenses......      164,760           50,652           123,547          102,568         184,477         626,004
                                   --------          -------          --------         --------       ---------        --------
          Operating income
            (loss)............       44,101           38,533           101,729           76,255        (169,908)         90,710
OTHER INCOME:
  Equity in net income of
     unconsolidated
     companies................        3,850               --            10,170               --              --          14,020
                                   --------          -------          --------         --------       ---------        --------
INCOME (LOSS) BEFORE MINORITY
  INTERESTS AND EXTRAORDINARY
  ITEM........................       47,951           38,533           111,899           76,255        (169,908)        104,730
Minority interests............       (9,510)            (533)               --               --             (61)(K)     (10,104)
                                   --------          -------          --------         --------       ---------        --------
INCOME BEFORE EXTRAORDINARY
  ITEM........................       38,441           38,000           111,899           76,255        (169,969)         94,626
Extraordinary item............       (1,306)              --                --               --              --          (1,306)
                                   --------          -------          --------         --------       ---------        --------
NET INCOME (LOSS).............     $ 37,135          $38,000          $111,899         $ 76,255       $(169,969)       $ 93,320
                                   ========          =======          ========         ========       =========        ========
Preferred dividend(L).........                                                                                          (20,745)
                                                                                                                       --------
Net income available to
  common shareholders.........                                                                                         $ 72,575
                                                                                                                       ========
Basic Earnings Per Common
 Share:(M)
  Income before extraordinary
    item......................                                                                                         $   0.55
  Extraordinary item..........                                                                                            (0.01)
                                                                                                                       --------
  Net Income..................                                                                                         $   0.54
                                                                                                                       ========
Diluted Earnings Per Common
 Share:(M)
  Income before extraordinary
    item......................                                                                                         $   0.53
  Extraordinary item..........                                                                                            (0.01)
                                                                                                                       --------
  Net Income..................                                                                                         $   0.52
                                                                                                                       ========



 See adjustments to Pro Forma Consolidated Statement of Operations on following page.

                     CRESCENT REAL ESTATE EQUITIES COMPANY


            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  ADJUSTMENTS
                             (DOLLARS IN THOUSANDS)


(A) Reflects Crescent Real Estate Equities Company's audited consolidated historical statement of operations for the year ended December 31, 1996


(B) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all investments acquired in 1996, assuming the investments were acquired at the beginning of the period.

                                                              ACQUISITION
                         INVESTMENT                              DATE
                         ----------                           -----------
3333 Lee Parkway office property............................     1/5/96
301 Congress Avenue office property(i)......................    4/18/96
Central Park Plaza office property..........................    6/13/96
Canyon Ranch -- Tucson resort property(ii)..................    7/26/96
The Woodlands office properties(iii)........................    7/31/96
Three Westlake Park office property.........................    8/16/96
1615 Poydras office property................................    8/23/96
Greenway Plaza Portfolio....................................    10/7/96
Chancellor Park office property.............................   10/24/96
The Woodlands retail properties(iii)........................   10/31/96
Sonoma Mission Inn & Spa hotel property(ii).................   11/18/96
Canyon Ranch -- Lenox resort property(ii)...................   12/11/96
160 Spear Street office property............................   12/13/96
Greenway I and IA office properties.........................   12/18/96
Bank One Tower office property..............................   12/23/96
Frost Bank Plaza office property............................   12/27/96


        (i) The Company has a 1% general partner and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.



        (ii) Historical operations of the hotel or/resort property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated by applying the rent provisions (as defined in the lease agreement) to the historical revenues of the hotel or resort property.



        (iii) The Company had a 75% interest in the partnership that owns these properties, in 1996. Currently, the Company has an approximate 85% interest.


(C) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all investments acquired in 1997, assuming the investments were acquired at the beginning of the period.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                                                              ACQUISITION
                         INVESTMENT                              DATE
                         ----------                           -----------
Greenway II office property.................................    1/17/97
Trammell Crow Center office property........................    2/28/97
Three Denver office properties..............................    2/28/97
Carter-Crowley Real Estate Assets...........................     5/9/97
Magellan Real Estate Assets(i)..............................    6/17/97
The Woodlands(ii)(iii)......................................    7/31/97
Desert Mountain(iv).........................................    8/29/97
Houston Center mixed-use property complex...................    9/22/97
Four Seasons Hotel -- Houston hotel property(v).............    9/22/97
Miami Center office property................................    9/30/97
U.S. Home Building office property..........................   10/15/97
Bank One Center office property(vi).........................   10/22/97
Refrigerated Warehouse Investment(vii)......................   10/31/97
Fountain Place office property..............................    11/7/97
Ventana Country Inn hotel property(v).......................   12/19/97
Energy Centre office property...............................   12/22/97


        (i) Calculated to reflect the lease payment from the behavioral healthcare facilities' lessee to the Company by applying the rent provisions (as set forth in the facilities' lease agreement). Rent provisions include no percentage rent component.


        (ii) The Company has an indirect 40.375% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership whose primary holding consists of The Woodlands land assets.


        (iii) The Company has a 42.5% equity investment in the limited partnership whose primary holding consists of The Woodlands commercial property assets.


        (iv) The Company has an indirect 88.35% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership that owns Desert Mountain.


        (v) Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated by applying the rent provisions (as defined in the lease agreement) to the historical revenues of the hotel property.


        (vi) The Company has a 50% equity investment in the partnership that owns Bank One Center office property.


        (vii) The Company has an indirect 38% (after the sale of voting common stock to COI) non-voting equity investment in two corporations that own the refrigerated warehouse properties.


(D) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with the 1998 acquired and pending investment, assuming the investments were acquired at the beginning of the period.


Austin Centre office property...............................  1/23/98
Omni Austin Hotel property(i)...............................  1/23/98
Post Oak Central office property complex....................  2/13/98
Washington Harbour office properties........................  2/25/98
Station's casino/hotel properties(ii).......................  pending

                     CRESCENT REAL ESTATE EQUITIES COMPANY

        (i) Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent, if applicable) from the hotel lessee to the Company calculated on a pro forma basis by applying the rent provisions (as defined in the lease agreement). Rent provisions attributable to percentage rent were applied based on gross revenue thresholds, as defined, in excess of historical revenues.


        (ii) Calculated an estimated lease payment using the historical operating results of the casino/ hotel properties. The historical operations do not represent stabilized casino/hotel operations, as two casino/hotel properties commenced operations in 1997.


(E) Increase reflects the incremental interest income associated with the following, assuming all had occurred at the beginning of the period.


       Carter Crowley Notes..........................   ($53,365 @ 10%)  $  5,336
       Ritz Note.....................................   ($ 8,850 @ 18%)     1,593
       COI Note......................................   ($33,924 @ 12%)     4,070
       Residential Development Corp Note.............   ($ 7,800 @ 10%)       780
       Desert Mountain Note..........................   ($23,251 @ 12%)     2,790
                                                                         --------
       Total.........................................                               $ 14,569
                                                                                    ========
(F)  Reflects the elimination of historical ground lessee's
     expense, as a result of the Company acquiring the land
     underlying Trammell Crow Center, assuming Trammell
     Crow Center was acquired at the beginning of the period.....  $ (1,700)
                                                                   ========
(G)  Decrease as a result of the elimination of third party
     property management fees which terminated subsequent to
     acquisition of certain of the properties....................  $ (2,686)
                                                                   ========
(H)  Increase reflects the estimated incremental general and administrative costs associated with the increase in
     personnel due to numerous acquisitions in 1996 and 1997.....  $  5,326
                                                                   ========

                     CRESCENT REAL ESTATE EQUITIES COMPANY

(I) Net increase as a result of interest costs for long and short-term financing, as follows, net of repayment with proceeds of the February 1998 Preferred Offering, Equity Offering to Merrill Lynch in December 1997, the October 1997 Equity Offering, the September 1997 Note Offering, the Equity Offering to UBS in August 1997 and the April and May 1997 Equity Offerings, and the 1996 Equity Offerings, assuming the borrowings to finance investment acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.



       Credit Facility..............................  $  493,050     @   7.14%  $ 35,204
       BankBoston Note II...........................     100,000     @   7.14%     7,140
       Bridge Loan..................................     250,000     @   7.14%    17,850
       Note Offering -- 6.625% Notes due 2002.......     150,000     @  6.625%     9,938
       Note Offering -- 7.125% Notes due 2007.......     250,000     @  7.125%    17,813
       Met Life Note................................      45,000     @   6.86%     3,087
       Chase Manhattan Note.........................      97,123     @   7.69%     7,469
       Stations Refinanced Debt.....................   1,054,200     @   7.50%    79,065
       LaSalle Note I...............................     239,000     @   7.83%    18,714
       LaSalle Note II..............................     161,000     @   7.79%    12,542
       Cigna Note...................................      63,500     @   7.47%     4,743
       Metropolitan Life Note.......................      12,109     @   8.88%     1,075
       LaSalle Note III.............................     115,000     @   8.07%     9,281
       Nomura Funding VI Note.......................       8,692     @  10.07%       875
       Northwestern Life Note.......................      26,000     @   7.66%     1,992
       Rigney Note..................................         800     @   8.50%        68
                                                      ----------                --------
       Total annual amount..........................  $3,065,474                $226,856
       Less: Capitalized interest                                                (1,112)
       Historical interest expense..................                            (42,926)
                                                                                --------
                                                                                          $182,818
                                                                                          ========


(J) Amortization of capitalized costs associated with the September 1997 Note Offering ($4,731 purchaser's discount and $500 other costs).

                                                                      AMORTIZATION
                                                                        OF FEES
                                                                      ------------
        Note Offering -- 6.625% Notes due 2002......................      $392
        Note Offering -- 7.125% Notes due 2007......................       327
                                                                          ----
        Total.......................................................                 $    719
                                                                                     ========


(K)  Reflects adjustment needed to reflect minority partners'
     weighted average 8.76% interest in the net income of the
     Operating Partnership less joint venture minority interests assuming completion of the Equity Offerings at the beginning
     of the period.                                                     $   (61)
                                                                        =======


(L)  Reflects the following:




        7% preferred dividend for the $103.5 million of preferred
          shares issued in connection with the Station
          transaction...............................................    $ 7,245
        6.75% preferred dividend for the February 1998 Preferred
          Offering..................................................     13,500
                                                                        -------
                                                                                     $ 20,745
                                                                                     ========



(M) Reflects net income per share based on 134,233,392 weighted average common shares-basic and 135,414,067 weighted average common shares-diluted assumed to be outstanding during the year ended December 31, 1996.

                                 EXHIBIT INDEX


          Exhibit No.             Description of Exhibit
          -----------             ----------------------
              2.01                Agreement and Plan of Merger, dated as of
                                  January 16, 1998, by and between the
                                  Registrant and Station Casinos, Inc.
                                  (previously filed)

             23.01                Consent of Arthur Andersen LLP, Independent
                                  Public Accountants, dated April 27, 1998
                                  (filed herewith).

                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 1998               CRESCENT REAL ESTATE EQUITIES COMPANY



                                    By:  /s/ DALLAS E. LUCAS
                                         -----------------------
                                             Dallas E. Lucas
                                        Senior Vice President and
                                         Chief Financial Officer

                                 EXHIBIT INDEX


          Exhibit No.             Description of Exhibit
          -----------             ----------------------
              2.01                Agreement and Plan of Merger, dated as of
                                  January 16, 1998, by and between the
                                  Registrant and Station Casinos, Inc.
                                  (previously filed)

             23.01                Consent of Arthur Andersen LLP, Independent
                                  Public Accountants, dated April 27, 1998
                                  (filed herewith).